Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE	September 11, 2026

BUTLER NATIONAL CORPORATION ANNOUNCES FIRST QUARTER 2027 FINANCIAL RESULTS
- Revenue increased 53% to $30.8 million - Operating income increased 59% to $7.4 million
- Net income increased 43% to $5.3 million - Earnings per share increased to $0.08 from $0.06

• Diluted earnings per share increased to $0.10 from $0.05

- Earnings Per Share increased to $0.10 from $0.05

-Operating income of $4.7 million reflects a 32% increase from prior year first quarter

NEW CENTURY, KANSAS, September 11, 2026 - Butler National Corporation (OTCQX: BUKS), a leader in the growing global market for aircraft modification, maintenance, repair and overhaul (MRO) and a recognized provider of gaming management services, announces its financial results for the first quarter of fiscal 2027. The Company will host a conference call on Friday, September 11, 2026 at 10:00 AM Central Time to review these results.

Historical selected financial data related to all operations:
(In thousands, except shares and per share data)
	Three Months Ended July 31
	2026	2025
Revenue	$30,781	$20,125
Operating Income	$7,424	$4,667
Net Income	$5,265	$3,685
Weighted Average Shares – Diluted	63,954,343	66,922,924
Earnings Per Share	$0.08	$0.06
Selected Balance Sheet data
(In thousands)	As of July 31, 2026	As of April 30, 2026
Total Assets	$139,520	$141,842
Current Liabilities	$25,762	$31,419
Long-term Liabilities	$27,458	$28,445
Stockholders' Equity	$86,300	$81,978
Management Comments
Adam Sefchick, Interim Chief Executive Officer of Butler National Corporation, commented on the results stating, “Butler National delivered record first-quarter earnings in fiscal 2027. These results reflect the dedication of our employees, the continued execution of our strategic initiatives, and our focus on operational efficiency across the organization. Revenue increased 53% to $30.8 million, operating income increased 59% to $7.4 million, and net income increased 43% to $5.3 million compared to the first quarter of fiscal 2026.

Importantly, our significant revenue growth translated into continued strong profitability, with operating margin increasing to 24% compared to 23% in the prior-year quarter. Earnings per share increased to $0.08 from $0.06, reflecting improved operating performance during the quarter. We also continued our disciplined approach to capital allocation, including ongoing share repurchases and investments in our businesses.

Within our Aerospace Products segment, strong performance from both Avcon Aircraft Modifications and Butler National-Tempe contributed significantly to our results, while Aerospace Products backlog reached a record $51.1 million. At

Avcon, we achieved several significant milestones, including the successful completion and delivery of two Challenger 605/650 modification projects that included our recently approved STC for the under-fuselage radome/pod and rails for mounting of sensors. In addition, Avcon completed a complex special mission systems integration project, delivering a CASA CN-235 aircraft upgraded with a new sensor package that included a new Avcon-designed custom workstation. The project demonstrates Avcon’s expanding capabilities beyond structural aircraft modification to provide more comprehensive special mission systems integration solutions, while creating opportunities for derivative products and potential follow-on installations. Special Mission Electronics (Tempe) continued to experience strong customer demand and increasing production volumes.
The increased sales of Avcon aircraft modification kits for customer installation also contributed to revenue and margin performance during the quarter. These included Cessna Caravan camera port modification kits, as well as Avcon rails and Special Mission Pod kits for the King Air. Kit sales remain an important part of our strategy to leverage Avcon’s engineering and certification capabilities while expanding our geographic reach.

These results reflect the continued execution of strategic initiatives implemented over the last several years, including investments in new product development, manufacturing capabilities, and operational efficiency. We remain focused on customer satisfaction, operational excellence, and disciplined growth.”
Jeffrey Yowell, Executive Chairman, commented: “Butler National’s strong first-quarter results demonstrate the continued momentum across our businesses and the effectiveness of the strategy we have been executing. On behalf of the Board of Directors, I want to thank our employees for their continued dedication to serving our customers and executing at a high level every day.
As Butler National enters its next chapter of leadership and growth, the Board and management team remain focused on maintaining stability and continuing to execute the Company’s strategic and operational priorities. While the Board conducts its search for a permanent Chief Executive Officer, we remain confident in Adam and our experienced leadership team and their ability to continue advancing the business.

Our objective remains to build upon the momentum already established across Butler National by investing in our capabilities, improving operational execution and pursuing disciplined opportunities for long-term growth and shareholder value creation.”
Stockholders’ equity increased 5% during the first quarter of fiscal 2027 while long-term liabilities declined 3%. During the first quarter of fiscal 2027, we repurchased 246,996 shares of our outstanding common stock for cash under our share repurchase program and as part of our ongoing capital allocation strategy.
Business Segment Highlights
Aerospace Products:
Revenue from the Aerospace Products segment increased 92% to $21.7 million in the first quarter of fiscal 2027 compared to $11.3 million in the first quarter of fiscal 2026. The increase in revenue was primarily driven by a $10.7 million increase in aircraft modification activity and a $0.7 million increase in the sales of Special Mission Electronics, partially offset by a $0.9 million decrease in Aircraft Avionics. Aircraft Modifications experienced higher activity across multiple programs, including increased work on larger and more complex special mission aircraft projects, as well as repeat modifications utilizing previously developed STCs.

Revenue also benefited from increased sales of modification kits for field installation, including Cessna Caravan camera port modification kits and Avcon rails and Special Mission Pod kits for the King Air, among others. Additionally, Avcon completed and delivered two Special Mission Challenger 605/650 modification projects that included our recently approved STC for the under-fuselage radome/pod and rails for mounting of sensors.

Aerospace Products operating income increased 91% compared to the prior-year quarter, while the segment maintained an operating margin of approximately 25% despite the significant increase in revenue and activity.
Butler National-Tempe continued to experience strong demand for its specialized electronic control systems and defense-related products, including deliveries of M134 minigun gun control units. Special Mission Electronics revenue increased

$0.7 million during the quarter, supported by increased production activity, additional customer orders and production efficiencies.
Professional Services:
Revenue from the Professional Services segment increased 3% to $9.0 million in the first quarter of fiscal 2027 compared to $8.8 million in the first quarter of fiscal 2026.
Traditional casino gaming revenue increased $0.4 million due to increased patron spending. This increase was partially offset by a decrease in sports wagering revenue through the DraftKings sports wagering platform, which decreased to $1.1 million for the three months ended July 31, 2026, compared to $1.3 million for the three months ended July 31, 2025. Non-gaming revenue at Boot Hill Casino increased slightly to $1.1 million for the three months ended July 31, 2026, compared to $1.0 million for the three months ended July 31, 2025. The Company continues to pursue initiatives designed to increase visitation and enhance the entertainment offerings at Boot Hill Casino & Resort, including the development of the adjacent Glo Hotel property by a local hospitality provider.
Backlog:
As of July 31, 2026, Aerospace Products backlog totaled a record $51.1 million. Backlog represents contracted business that meets the Company’s criteria for inclusion and includes orders that may not be completed within the next fiscal year. The timing of revenue recognition can vary based on customer schedules, aircraft availability, engineering and regulatory requirements, material availability and other factors.
Conference Call:
What: Butler National Corporation First Quarter Fiscal 2027 Financial Results Conference Call
When: Friday, September 11, 2026 - 10:00 AM Central Time
How: Live via phone by dialing:         800 325 1307 - Toll-Free
858 244 1252 - Toll (international)
Passcode: 565658

Participants to the conference call should call in at least 5 minutes prior to the start time. An audio recording of the conference call will be made available on the Butler National Corporation website Investor Page (https://butlernational.com/investing/) following the call until October 11, 2026. Shareholders are encouraged to submit questions in advance through the Company's investor relations website.

Our Business:
Butler National Corporation operates in the Aerospace and Professional Services business segments. The Aerospace Products segment includes the design, manufacture, sale and service of structural modifications, design, integration and installation of electronic equipment, systems and technologies that enhance aircraft operations, and the design, manufacture and sale of defense related articles. Additionally, we operate FAA Repair Stations. Companies in Aerospace Products concentrate on products and services for Learjet, Challenger, Textron Beechcraft King Air, and Cessna turboprop aircraft. Butler National-Tempe designs and manufactures robust electronic controls and cabling. The Professional Services segment includes the management of a gaming, dining and entertainment facility in Dodge City, Kansas. Boot Hill Casino and Resort features approximately 500 slot machines, 15 table games and a DraftKings branded sportsbook.
Forward-Looking Information:
Statements made in this press release, reports and proxy statements filed with the Securities and Exchange Commission (the “SEC”), communications to stockholders, and oral statements made by representatives of the Company that are not historical in nature, or that state the Company’s or management’s intentions, plans, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may often be identified by the use of forward-looking terminology, such as “could,” “should,” “will,” “intend,” “continue,” “believe,” “may,” “expect,” “anticipate,” “goal,” “forecast,” “plan,” “guidance” or “estimate” or the negative of these words, variations thereof or similar expressions. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties, and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences, many of which are outside of our control, include, but are not limited to: (i) customer concentration risk; (ii) dependence on government spending; (iii) government shutdown; (iv) industry specific business cycles; (v) regulatory hurdles in the launch of new products; (vi) loss of key personnel, including executive officers; (vii) the geographic location of our casino; (viii) fixed-price contracts; (ix) international sales; (x) changing U.S. trade policy and impacts of tariffs; (xi) need to acquire hangar space for substantial growth; (xii) future acquisitions; (xiii) supply chain and labor issues; (xiv) customer demand; (xv) insurance costs and insufficient insurance for aircraft modifications; (xvi) cyber security threats; (xvii) fraud, theft and cheating at our casino; (xviii) dependence on third-party platforms to offer sports wagering; (xix) outside factors influence the profitability of sports wagering and legacy gaming; (xx) change of control restrictions; (xxi) significant and expensive governmental regulation across our industries; (xxii) U.S. Government action with respect to contracts; (xxiii) failure by the Company or its stockholders to maintain applicable gaming licenses; (xxiv) evolving political and legislative initiatives in gaming; (xxv) extensive and increasing taxation of gaming revenues; (xxvi) changes in regulations of financial reporting; (xxvii) the availability of financing; (xxviii) potential impairment losses; (xxix) marketability restrictions of our common stock; (xxx) the possibility of a reverse-stock split; (xxxi) market competition by larger competitors; (xxxii) acts of terrorism and war; (xxxiii) climate change, inclement weather and natural disasters; (xxxiv) rising inflation; (xxxv) failure of risk management; (xxxvi) effectiveness of internal controls; and (xxxvii) other factors discussed in Item 1A of the Company’s Annual Report on Form 10-K and other filings the Company makes with the SEC from time to time.
The forward-looking statements contained herein speak only as of the date of this press release. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time, except as expressly required by federal securities laws.

FOR MORE INFORMATION, CONTACT:
David Drewitz, Public Relations david@creativeoptionscommunications.com www.creativeoptionscommunications.com	Ph (972) 814-5723

Butler National Corporation Investor Relations	Ph (913) 780-9595
THE WORLDWIDE WEB:
Please review www.butlernational.com for pictures of our products and details about Butler National Corporation and its subsidiaries.